Exhibit 97.1

Immunocore Holdings plc

Incentive Compensation Recoupment Policy

Approved and Adopted on 26 October 2023

1.           Introduction

The Remuneration Committee (the “Remuneration Committee”) of the Board of Directors (the “Board”) of Immunocore Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), has determined that it is in the best interests of the Company and its shareholders to adopt this Incentive Compensation Recoupment Policy (this “Policy”) providing for the Company’s recoupment of Recoverable Incentive Compensation that is received by Covered Officers of the Company under certain circumstances. Certain capitalized terms used in this Policy have the meanings given to such terms in Section 3 below.

This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”).

2.           Effective Date

This Policy shall apply to all Incentive Compensation that is received by a Covered Officer on or after October 2, 2023 (the “Effective Date”). Incentive Compensation is deemed “received” in the Company’s financial year in which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.

3.           Definitions

“Accounting Restatement” means an accounting restatement that the Company is required to prepare due to the material noncompliance of the Company with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Accounting Restatement Date” means the earlier to occur of (a) the date that the Board, a committee of the Board authorized to take such action, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Administrator” means the Remuneration Committee or, in the absence of such committee, the Board.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Covered Officer” means each current and former Executive Officer.

“Exchange” means the Nasdaq Stock Market.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K promulgated under the Exchange Act.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including Company share price and total shareholder return (“TSR”). A measure need not be presented in the Company’s financial statements or included in a filing with the SEC in order to be a Financial Reporting Measure.

“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Lookback Period” means the three completed financial years immediately preceding the Accounting Restatement Date, as well as any transition period (resulting from a change in the Company’s financial year) within or immediately following those three completed financial years (except that a transition period of at least nine months shall count as a completed financial year). Notwithstanding the foregoing, the Lookback Period shall not include financial years completed prior to the Effective Date.

“Recoverable Incentive Compensation” means Incentive Compensation received by a Covered Officer during the Lookback Period that exceeds the amount of Incentive Compensation that would have been received had such amount been determined based on the Accounting Restatement, computed without regard to any taxes paid (i.e., on a gross basis without regard to tax or social security withholdings and other deductions). For any compensation plans or programs that take into account Incentive Compensation, the amount of Recoverable Incentive Compensation for purposes of this Policy shall include, without limitation, the amount contributed to any notional account based on Recoverable Incentive Compensation and any earnings to date on that notional amount. For any Incentive Compensation that is based on share price or TSR, where the Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Administrator will determine the amount of Recoverable Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the share price or TSR upon which the Incentive Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange in accordance with the Listing Standards.

“SEC” means the U.S. Securities and Exchange Commission.

4.          Recoupment

(a)          Applicability of Policy. This Policy applies to Incentive Compensation received by a Covered Officer (i) after beginning services as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for such Incentive Compensation, (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association, and (iv) during the Lookback Period.

(b)          Recoupment Generally.  Pursuant to the provisions of this Policy, if there is an Accounting Restatement, the Company must reasonably promptly recoup the full amount of the Recoverable Incentive Compensation, unless the conditions of one or more subsections of Section 4(c) of this Policy are met and the Remuneration Committee, or, if such committee does not consist solely of independent directors, a majority of the independent directors serving on the Board, has made a determination that recoupment would be impracticable. Recoupment is required regardless of whether the Covered Officer engaged in any misconduct and regardless of fault, and the Company’s obligation to recoup Recoverable Incentive Compensation is not dependent on whether or when any restated financial statements are filed.

(c)           Impracticability of Recovery. Recoupment may be determined to be impracticable if, and only if:

(i)          the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of the applicable Recoverable Incentive Compensation; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Recoverable Incentive Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange in accordance with the Listing Standards;

(ii)        recoupment of the applicable Recoverable Incentive Compensation would violate home country law where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recoupment would result in such a violation, and shall provide such opinion to the Exchange in accordance with the Listing Standards; or

(iii)        recoupment of the applicable Recoverable Incentive Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Code Section 401(a)(13) or Code Section 411(a) and regulations thereunder.

(d)          Sources of Recoupment.  To the extent permitted by applicable law, the Administrator shall, in its sole discretion, determine the timing and method for recouping Recoverable Incentive Compensation hereunder, provided that such recoupment is undertaken reasonably promptly. The Administrator may, in its discretion, seek recoupment from a Covered Officer from any of the following sources or a combination thereof, whether the applicable compensation was approved, awarded, granted, payable or paid to the Covered Officer prior to, on or after the Effective Date: (i) direct repayment of Recoverable Incentive Compensation previously paid to the Covered Officer; (ii) cancelling prior cash or equity-based awards (whether vested or unvested and whether paid or unpaid); (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Code Section 409A (if applicable) or any equivalent local laws applicable to the Covered Officer; and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may effectuate recoupment under this Policy from any amount otherwise payable to the Covered Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, e.g., base salary, bonuses or commissions and compensation previously deferred by the Covered Officer. The Administrator need not utilize the same method of recovery for all Covered Officers or with respect to all types of Recoverable Incentive Compensation.

(e)          No Indemnification of Covered Officers. Notwithstanding any indemnification agreement, applicable insurance policy or any other agreement or provision of the Company’s articles of association or bylaws to the contrary, no Covered Officer shall be entitled to indemnification or advancement of expenses in connection with any enforcement of this Policy by the Company, including paying or reimbursing such Covered Officer for insurance premiums to cover potential obligations to the Company under this Policy.

(f)           Indemnification of Administrator. Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

(g)           No “Good Reason” for Covered Officers.  Any action by the Company to recoup or any recoupment of Recoverable Incentive Compensation under this Policy from a Covered Officer shall not be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Officer, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Officer is party.

5.           Administration

Except as specifically set forth herein, this Policy shall be administered by the Administrator. The Administrator shall have full and final authority to make any and all determinations required under this Policy.  Any determination by the Administrator with respect to this Policy shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by this Policy. In carrying out the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions that the Administrator, in its sole discretion, deems necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

6.           Severability

If any provision of this Policy or the application of any such provision to a Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

7.           No Impairment of Other Remedies

Nothing contained in this Policy, and no recoupment or recovery as contemplated herein, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Officer arising out of or resulting from any actions or omissions by the Covered Officer. This Policy does not preclude the Company or any subsidiary thereof from taking any other action to enforce a Covered Officer’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recoupment policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which the Company or any subsidiary thereof is a party or which the Company or any subsidiary thereof has adopted or may adopt and maintain from time to time; provided, however, that compensation recouped pursuant to this Policy shall not be duplicative of compensation recouped pursuant to SOX 304 or any such compensation recoupment policy and/or similar provisions in any such employment, equity plan, equity award, or other individual agreement except as may be required by law.

8.           Amendment; Termination

The Administrator may amend, terminate or replace this Policy or any portion of this Policy at any time and from time to time in its sole discretion. The Administrator shall amend this Policy as it deems necessary to comply with applicable law or any Listing Standard.

9.           Successors

This Policy shall be binding and enforceable against all Covered Officers and, to the extent required by Rule 10D-1 and/or the applicable Listing Standards, their beneficiaries, heirs, executors, administrators or other legal representatives.

10.          Required Filings

The Company shall make any disclosures and filings with respect to this Policy that are required by law, including as required by the SEC.

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Immunocore Holdings plc

Incentive Compensation Recoupment Policy

UK Deed of Executive Acknowledgment and Agreement

This Deed of Executive Acknowledgement and Agreement (this “Deed”) is executed and delivered as a deed by Immunocore Holdings plc and ______________ on ______________.

I, the undersigned, agree and acknowledge that I am bound by, and subject to, the Immunocore Holdings plc Incentive Compensation Recoupment Policy, as may be amended, restated, supplemented or otherwise modified from time to time (the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement, offer letter or other individual agreement with Immunocore Holdings plc (the “Company”) or any subsidiary thereof to which I am a party, or the terms of any compensation plan, program or agreement, whether or not written, under which any compensation has been granted, awarded, earned or paid to me, the terms of the Policy shall govern.

In the event that the Administrator (as defined in the Policy) determines that any compensation granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company or a subsidiary thereof pursuant to the Policy, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. I further agree and acknowledge that I am not entitled to indemnification, and hereby waive any right to advancement of expenses, in connection with any enforcement of the Policy by the Company.

I acknowledge that the Policy or any portion thereof may be amended or replaced by the Administrator from time to time as it deems necessary or desirable for compliance with the applicable law or any Listing Standard. I agree to execute further documents or instruments necessary or desirable in the sole determination of the Administrator to carry out the purposes or intent of the Policy or any amendments thereto.

This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed. Transmission of an executed counterpart of this Deed (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format), shall take effect as delivery of an executed counterpart of this Deed. No counterpart shall be effective until each party has executed and delivered at least one counterpart.

Agreed and Acknowledged:

Executed and delivered as a deed on _________________(date):

By:

Signature:

Name:

Title:

In the presence of:

Witness signature:

Witness name:

Witness occupation:

Witness address:

Executed and delivered as a deed by Immunocore Holdings plc (acting by two directors) on _________________(date):

Director

Name

Director

Name

Immunocore Holdings plc

Incentive Compensation Recoupment Policy

US Form of Executive Acknowledgment

I, the undersigned, agree and acknowledge that I am bound by, and subject to, the Immunocore Holdings plc Incentive Compensation Recoupment Policy, as may be amended, restated, supplemented or otherwise modified from time to time (the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement, offer letter or other individual agreement with Immunocore Holdings plc (the “Company”) or any subsidiary thereof to which I am a party, or the terms of any compensation plan, program or agreement, whether or not written, under which any compensation has been granted, awarded, earned or paid to me, the terms of the Policy shall govern.

In the event that the Administrator (as defined in the Policy) determines that any compensation granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company or a subsidiary thereof pursuant to the Policy, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. I further agree and acknowledge that I am not entitled to indemnification, and hereby waive any right to advancement of expenses, in connection with any enforcement of the Policy by the Company.

I acknowledge that the Policy or any portion thereof may be amended or replaced by the Administrator from time to time as it deems necessary or desirable for compliance with the applicable law or any Listing Standard. I agree to execute further documents or instruments necessary or desirable in the sole determination of the Administrator to carry out the purposes or intent of the Policy or any amendments thereto.

Agreed and Acknowledged:

Name:
Title:
Date: